Exhibit 10.2

Amendment Agreement

Amendment Agreement (the “Amendment Agreement”), effective as of January 4, 2005, by and between Educational Lending Group, Inc., formerly known as Direct III Marketing, Inc. (“EDLG”) and Robert deRose (“Executive”).

WHEREAS, EDLG, CIT Group, Inc. (“CIT”) and a wholly-owned subsidiary of CIT have entered into an Agreement and Plan of Merger, effective as of the date first set forth above (the “Merger Agreement”);

WHEREAS, EDLG and Executive are parties to an Employment Agreement, dated as of September 15, 2001 (the “Agreement”); and

WHEREAS, EDLG and Executive now desire to amend the Agreement in the manner contemplated below, effective upon the acquisition of EDLG by CIT in the manner contemplated by the Merger Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Effective Date. The amendments set forth below shall be effective as of the Effective Time (as such term is defined in the Merger Agreement), and such amendments are expressly made conditional upon the acquisition of EDLG by CIT as contemplated by the Merger Agreement. If EDLG is not acquired by CIT as contemplated by the Merger Agreement, this Amendment Agreement shall be of no force and effect.

2. Term. As of the Effective Time, Section 1 of the Agreement is hereby amended to provide that the Employment Period shall cease to be “evergreen” but shall instead be a fixed period (without further extension, unless subsequently agreed to in writing by the parties) commencing at the Effective Time and ending on the third anniversary of the Effective Time, unless terminated earlier in accordance with the provisions of Section 9 of the Agreement. Accordingly, the Agreement is further amended to delete the last sentence of Section 9(d).

3. Duties and Responsibilities. As of the Effective Time, Section 2 of the Agreement and all related provisions thereof are hereby amended (i) to eliminate all requirements that Executive hold the position of Chairman of the Board or be a member of the Board of Directors of EDLG and (ii) to provide that, in addition to reporting to the Board of Directors of EDLG, Executive shall also report to such individual officer or officers of CIT as CIT may from time to time specify to Executive (the “CIT Officers”). All references under the Agreement to Board of Directors shall also include a reference to such CIT Officers, unless the context clearly requires otherwise.

4. Compensation and Benefits. The provisions of Section 3(c) of the Agreement shall cease to apply for periods on and after the Effective Time. On and after the Effective Time, Executive shall be eligible to participate in any retention or CIT equity arrangement made available to executive officers of EDLG generally, subject to the terms and provisions of each such arrangement.

5. Good Reason. As of the Effective Time, the definition of “Good Reason” in Section 9(f) of the Agreement is deleted in its entirety and replaced with the following:

Executive shall be deemed to have “Good Reason” to terminate Executive’s employment under this Agreement if, at any time during the two (2) year period beginning on the date of a Change in Control, (i) Executive is demoted from the position of Chief Executive Officer of EDLG, (ii) Executive’s base salary is reduced below its level as in effect immediately before the occurrence of the Change in Control (such salary to be calculated without regard to any minimum guaranteed bonus) or (iii) Executive is advised by EDLG that his principal place of employment is being relocated without his consent to a site more than thirty (30) miles from Executive’s principal place of employment immediately before the occurrence of the Change in Control. Notwithstanding the above, Executive shall have no right to resign for Good Reason as a result of (x) any change to his position, duties or responsibilities as a result of the occurrence of the transactions contemplated by the Merger Agreement, (y) Executive ceasing to be Chairman of the Board of Directors or a member of the Board of Directors or (z) any change to Executive’s position, duties or responsibilities resulting from EDLG ceasing to be a public company in connection with the consummation of the transactions contemplated by the Merger Agreement. For all purposes of the Agreement, no transaction occurring after the Effective Time shall constitute a Change in Control, and the provisions of Section 14 shall not apply to any such transaction occurring after the Effective Time.

6. Protective Covenants. As of the Effective Time, (a) the last sentence of Section 2(c) of the Agreement and (b) Sections 11(b), 11(c) and 11(d) of the Agreement are deleted in their entirety and replaced with the following:

(b) Non-Solicitation. During the Restricted Period (as defined below), Executive shall not (i) solicit, divert or take away, or attempt to divert or take away, either directly or indirectly, any of EDLG’s customers or clients, members or patrons or any other person with whom Executive knows or has reason to know then has a business or prospective business relationship with EDLG or (ii) recruit or solicit any individual who is then an employee or other service provider to EDLG or any individual who was an employee or service provider to EDLG within the then most recent three-month period for employment or retention with Executive or any person or entity other than the EDLG with whom Executive is then associated. For purposes of clause (ii) of the previous sentence, “recruit or solicit” means directly or indirectly to initiate correspondence, a telephone call, e-mail or other form of oral, written or electronic communication or a personal meeting with respect to the retention of such individual or to facilitate any of the foregoing by a third party.

(c) Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, without the prior written consent of the CIT Officers, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, stockholder, consultant or otherwise, in any business or organization that directly or indirectly competes with the Company’s Business (as hereinafter defined), except that Executive shall be permitted to make a passive investment in the stock of a publicly traded company in the manner contemplated by Section 2(c) of the Agreement. The “Business” shall mean student loan origination, servicing, purchasing, selling, and securitization; providing or marketing student loan products, services, or solutions to students, parents, schools, alumni associations or similar groups; originating or purchasing guaranteed student loans or consolidation loans; offering or purchasing alternative supplemental loans guaranteed by third-party guarantors; selling originated loans to the secondary market; earning revenue by interest income or otherwise on any of the foregoing loans; offering consolidation loan products; or any other business activity in which EDLG is engaged during the Restricted Period or any business or activity materially related to any of the foregoing.

(d) Equitable Relief. In addition to other remedies provided by law or equity, notwithstanding Section 13 of the Agreement, upon breach by Executive of any of the restrictions contained in this Section 11, EDLG shall be entitled to seek through a court a temporary or permanent injunction against Executive prohibiting any further breach of any such restrictions.

(e) Definitions. Anything in the Agreement to the contrary notwithstanding, for purposes of this Section 11, (i) “EDLG” shall include EDLG and each direct or indirect subsidiary thereof, and (ii) “Restricted Period” shall mean the Employment Period and the three years immediately following the end of the Employment Period.

7. Miscellaneous.

(a) The Agreement and this Amendment Agreement shall constitute a single agreement among the parties with respect to the subject matter thereof and shall be construed and interpreted accordingly; however, in the event of any conflict between the terms of the Agreement and the Amendment Agreement, the Amendment Agreement shall control.

(b) Section 15 of the Agreement shall refer to the Agreement as amended by the Amendment Agreement.

(c) This Amendment Agreement shall be governed by the laws of the State of Delaware.

(d) Following the Effective Time, a copy of any notice from Executive to EDLG shall also be sent to the General Counsel of CIT.

(e) This Amendment Agreement may be amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Amendment Agreement as of the day and year first written above.

EDLG:	Executive:

EDUCATION LENDING GROUP, INC., a Delaware corporation

By:	/s/ Douglas L. Feist	/s/ Robert deRose
Name:	Douglas L. Feist	ROBERT DEROSE
Title	EVP and Secretary

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